Florida East Coast Industries Announces $1.50 Per Share Special Dividend, Share Repurchase Program And Declaration Of Quarterly Dividend

PR Newswire -- August 28, 2003

      ST. AUGUSTINE, Fla., Aug. 28 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA, FLA.b) (FECI) today announced that its Board of Directors has declared a special cash dividend of $1.50 per share, payable on September 25, 2003, to all Class A and Class B common shareholders of record on September 11, 2003. In addition, the Board of Directors authorized the expenditure of up to $75 million to repurchase its outstanding Class A and Class B common stock through a program of open market purchases and privately negotiated transactions. The Company expects to finance the special dividend and stock repurchases primarily from available cash balances.

      FECI Chairman and Chief Executive Officer Robert W. Anestis stated: "We are pleased to announce the special dividend and stock repurchase program. They reflect our confidence in the Company's future, our desire to deliver value to shareholders, and our ability to reduce the Company's ongoing cost of capital which will benefit all continuing shareholders."

      In addition, the Board of Directors declared a quarterly dividend of $0.04 (4 cents) per share on all issued and outstanding common stock, payable on September 25, 2003, to all shareholders of record as of September 11, 2003.

      About Florida East Coast Industries, Inc.

      Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.7 million square feet of commercial and industrial space, including 403,000 square feet in the development phase, and owns approximately 938 acres of entitled land and 4,900 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's Web site at http://www.feci.com.

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," "may", and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Such forward-looking statements may include, without limitation, statements that the Company does not expect that lawsuits, environmental costs, commitments, including future contractual obligations, contingent liabilities, financing availability, labor negotiations or other matters will have a material adverse effect on its consolidated financial condition, statements concerning future capital needs and sources of such capital funding, statements concerning future intentions with respect to the payment of dividends, execution of a share repurchase program and other potential capital distributions, number of shares to be repurchased, availability of cash to fund the stock repurchase, future growth potential of the Company's lines of business, performance of the Company's product offerings, other similar expressions concerning matters that are not historical facts, and projections relating to the Company's financial results. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic conditions (particularly in the state of Florida, the southeast US and the Caribbean) as they relate to economically sensitive products in freight service and building rental activities; ability to manage through economic recessions or downturns in customer's business cycles; industry competition; possible future changes in the Company's structure, lines of business, business and investment strategies, and related implementation; legislative or regulatory changes; technological changes; volatility of fuel prices (including volatility caused by military actions); changes in depreciation rates resulting from future railway right-of-way and equipment life studies; the ability of the Company to complete its financing plans, settle future contractual obligations as estimated in time and amount and conclude labor negotiations in a satisfactory way; changes in insurance markets, including increases in insurance premiums and deductibles; the availability and costs of attracting and retaining qualified independent third party contractors; liability for environmental remediation and changes in environmental laws and regulations; the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation; natural events such as weather conditions, floods, earthquakes and forest fires; discretionary government decisions affecting the use of land and delays resulting from weather conditions and other natural occurrences that may affect construction or cause damage to assets; the ability of the buyers to terminate contracts to purchase real estate from the Company prior to the expiration of inspection periods; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; costs and availability of land and construction materials; buyers' ability to close transactions; the Company's future taxable income and other factors that may affect the availability and timing of utilization of the Company's deferred tax assets; uncertainties, changes or litigation related to tax laws, regulations and the application thereof that could limit the tax benefits of the EPIK sale or of other possible transactions involving the Company; whether FECI will implement the proposed reclassification of its shares; ability of the Company to execute and complete a share repurchase program; receipt of a favorable Internal Revenue Service ruling; the Company's ability to pay dividends, repurchase shares or to make other distributions to shareholders; and other risks inherent in the real estate and other businesses of the Company.

      Further information on these and other risk factors is included in the Company's filings with Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             08/28/2003
    /CONTACT:  Investors, Bradley D. Lehan, +1-904-819-2128, or Media, Husein
A. Cumber, +1-904-826-2280, both of Florida East Coast Industries, Inc./
    /Web site:  http://www.feci.com/
    (FLA FLA.b)

CO:  Florida East Coast Industries, Inc.
ST:  Florida
IN:  RLT TRN
SU:  DIV